Exhibit 99.1

TYPHOON TOUCH TECHNOLOGIES, INC.
711 South Carson Street, Suite #4, Carson City, Nevada 89701

For Immediate Release
Media Contact:
Rick Keating
Keating & Co.
212.433.1370 / 917.767.2400
rkeating@keatingco.com

Patent Infringement Suit Against Dell and Motion Computing Brought by Typhoon Touch Technologies
& Nova Mobility Systems Settled by Motion Computing
Acknowledgement of validity of Typhoon’s Patents in
out-of-court settlement

Dell recently responded to the Complaint

Seattle, WA February X, 2008 – Typhoon Touch Technologies, Inc. (TYPT.OB) (www.typhoontouchtech.com), a leader in creating, developing, acquiring and licensing touch-screen technology, announced today that defendant Motion Computing, Inc. (“Motion Computing”) (www.motioncomputing.com) has settled the patent infringement lawsuit brought by Typhoon Touch Technologies and Nova Mobility Systems, Inc. for an undisclosed sum. Additionally, Motion Computing recognized the validity of Typhoon’s patents at issue in the litigation.

The Complaint was filed by Blank Rome LLP on behalf of the plaintiffs on December 5, 2007 in the United States District Court, Eastern District of Texas, Tyler Division, Case No. 6:07-cv-546. Typhoon commenced the action for infringement as co-plaintiff with its licensee, Nova Mobility Systems, Inc., an innovative provider of tablet personal computers and handheld systems, seeking damages for lost profits and a permanent injunction against Dell and Motion Computing from continued infringing activity.

Dell Inc. (NASDAQ: DELL) filed its response to the Complaint on January 31, 2008 and is not part of the settlement.

Typhoon’s Complaint alleged that Motion Computing and Dell have infringed and continue to infringe its U.S. Patent No. 5,379,057 (“the ‘057 patent”) issued January 3, 1995 and entitled “Portable Computer with Touch Screen and Computer System Employing Same,” and U.S. Patent No. 5,675,362 (“the ‘362 patent”) issued October 7, 1997 and entitled “Portable Computer with Touch Screen and Computing System Employing Same,” through various actions including the manufacturing, selling, offering for sale, and/or importing a variety of portable computer products, including but not limited to tablet PCs, slate PCs, handheld PCs, personal digital assistants (PDAs), ultra mobile PCs (UMPCs), smart phones, and/or other products covered by the patents-in-suit.

“The agreement between Typhoon, Nova and Motion Computing has been finalized and we have discontinued our suit against Motion Computing,” stated Craig Weiner, Esq., from the law firm of Hofheimer, Gartlir & Gross LLP in New York City, Director of Legal Affairs and Licensing for Typhoon.  “Their swift action in acknowledging the validity of Typhoon’s patents is a precedent that other potential licensees should duly heed. We will aggressively pursue licensing opportunities, as well as those parties that choose to infringe Typhoon’s patents.”

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYPT.OB), a Nevada corporation, is a leader in creating, developing, acquiring and licensing touch-screen technology. The company’s Concept Lab develops and tests products that incorporate innovative applications of touch technology. Typhoon Tunes is a service under development that will offer a unique method of distributing music. Please visit www.typhoontouchtech.com for more information.

About Nova Mobility Systems

Nova Mobility Systems Inc, a Nevada Corporation provides highly reliable wireless rugged computer systems to a variety of industries within North America. Nova's systems are comprised of a combination of rugged computers, embedded computing, software, networking and communications for the mobile computer user. Nova uses a combination of internal design and manufacturing as well as key partnerships to develop and deploy our systems. Nova owns product designs and techniques that have been used successfully in the rugged computer industry for over 15 years. Please visit www.novamobility.com for more information.

Note to editors: Copies of the lawsuit are available upon request.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company licensing agreement with Nova Mobility will enhance product development or result in innovative products or applications, or the growth potential of touch technology and the ability of the companies to capitalize on this market.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products and services. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.